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                                                                   EXHIBIT 23.1



                        INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Stanley Mining Services Limited and
Glindemann & Kitching Pty Ltd:

We consent to the incorporation by reference in the registration statements (Nos. 33-54064, 33-54066, 33-54096, 33-57746, 33-57748, 33-86654 and
33-20801) on Form S-8 of Layne Christensen Company of our report dated 17 June, 1997 with respect to the consolidated financial statements of Stanley Mining Services Limited and its controlled entities ("Stanley") as of June 30, 1996 and 1995 and for each of the years in the two-year period ended June 30, 1996 and with respect to the financial statements of Glindemann & Kitching Pty Ltd ("G&K") as of and for the year ended June 30, 1996, which reports appear in the Form 8-K of Layne Christensen Company dated 7 August, 1997.

Our reports dated 17 June, 1997 contain explanatory paragraphs that state that accounting principles generally accepted in Australia vary in certain significant respects from accounting principles in the United States. The application of United States generally accepted accounting principles would have affected results of operations for the years ended June 30, 1996 and 1995 and shareholders' equity as of June 30, 1996 and 1995, to the extent summarized in Note 33 to the consolidated financial statements of Stanley and the results of operations for the years ended June 30, 1996 and shareholders' equity as of June 30, 1996, to the extent summarized Note 18 to the financial statements of G&K.



KPMG
Perth, Western Australia



August 7, 1997